Exhibit 99.4

Uxin Limited

Floor 3, No. 12 Beitucheng East Road,

Chaoyang District, Beijing, 100029, People’s Republic of China

October 4, 2020

Redrock Holding Investments Limited

c/o Warburg Pincus Asia LLC, 450 Lexington Avenue, New York, NY 10017, USA

Fax: +1 (212) 716-8672

Email: steven.glenn@warburgpincus.com

Attn: Steven Glenn

with a copy to:

c/o Warburg Pincus Asia LLC, Suite 6703, Two International Finance Centre, 8 Finance Street, Central, Hong Kong

Fax: +852 2539 4322

Email: tiffany.tang@warburgpincus.com

Attn: Tiffany Tang

TPG Growth III SF Pte. Ltd.

80 Raffles Place, #15-01 UOB Plaza 1

Singapore 048624

E-mail: dmosse@tpg.com

Fax: +1 415 743 1601

Attn: David Mosse

58.com Holdings Inc.

Building 101

No. 10 Jiuxianqiao North Road Jia

Chaoyang District, Beijing, 100015

People’s Republic of China

E-mail: conglin@58.com

Attn: Mr. Cong Lin

Re: CONVERTIBLE NOTE PURCHASE AGREEMENT AND CONVERTIBLE PROMISSORY NOTES

Ladies and Gentlemen:

Reference is made to the Convertible Note Purchase Agreement dated May 29, 2019 (the “Note Purchase Agreement”), by and between Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Redrock Holding Investments Limited, a business company incorporated under the laws of the British Virgin Islands (“WP”), TPG Growth III SF Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (“TPG”), 58.com Holdings Inc., a business company incorporated under the laws of the British Virgin Islands (the “Strategic Investor”, together with WP and TPG, collectively the “Investors”, and each an “Investor”) and certain other parties thereto. Pursuant to the Note Purchase Agreement, the Company issued a promissory note to each Investor dated June 10, 2019 (each a “Note” and collectively the “Notes”). Capitalized terms used and not otherwise defined in this letter agreement have the meanings ascribed to them in the Note Purchase Agreement.

The parties hereby agree as follows:

1.                                      ADJUSTMENT TO CONVERSION PRICE.

On or prior to the second (2nd) anniversary of the date hereof, if the Company shall enter into any definitive agreement (the “Definitive Agreement”) to, or shall otherwise propose to, issue or sell any Equity Securities other than the Exempted Securities (“Additional Shares”) for a consideration per Ordinary Share (on an as-converted basis) (the “New Issue Price”) that is less than the Conversion Price with respect to any Note held by any Investor in effect on the date on which the Company fixes the issue price for the Additional Shares, then notwithstanding anything to the contrary but without prejudicing other rights of the Investor under its Note, (i) the Company shall give reasonable (and in any event not less than ten (10) Business Days) advance notice to that Investor regarding (a) the proposed execution of the Definitive Agreement or such proposed issuance or sale of the Additional Shares (including the proposed New Issue Price) (the “New Issue Notice”) and (b) a best estimate of the date of consummation of the issue or sale of the Additional Shares (the “Closing Notice”), and (ii) regardless of whether the Company gives the New Issue Notice or the Closing Notice, such Investor shall have a right but not an obligation to elect, by delivery to the Company of a written notice (the “Conversion Notice”) which Conversion Notice shall, assuming the New Issue Notice and the Closing Notice are timely delivered to such Investor, be delivered by the such Investor at least three (3) Business Days prior to the date on which the transactions contemplated by the Definitive Agreement or such issuance or sale of the Additional Shares are consummated (the “Conversion Notice Delivery Deadline”), to convert all or a part of the outstanding Principal Amount and accrued but unpaid interest of its Note (including, for the avoidance of doubt, any interest accrued pursuant to Section 6 of the Note on any portion of the Principal Amount that has been converted prior to such conversion) into Conversion Shares at a Conversion Price that is equal to the New Issue Price (the “Conversion”). The Conversion Notice shall set out the exact amount of the outstanding Principal Amount and accrued but unpaid interest of such Note to be so converted. If Conversion is elected by an Investor, the Company shall effect the Conversion at a time substantially concurrently with the consummation of the transactions contemplated by the Definitive Agreement or such issuance or sale, it being agreed that the consummation of the Conversion shall be conditional upon the consummation of the transactions contemplated by the Definitive Agreement or such issuance or sale. For clarity, (A) if an Investor shall have elected in its Conversion Notice to convert less than all of (or none of) the outstanding Principal Amount and accrued but unpaid interest of its Note into Conversion Shares, the Conversion Price applicable for any subsequent conversion (other than any subsequent conversion pursuant to item (C) of the this sentence) of the remainder of the outstanding Principal Amount and accrued but unpaid interest of its Note (or any portion thereof) into Conversion Shares shall not be equal to the New Issue Price but shall be as expressly provided in the Note Purchase Agreement (as may be adjusted pursuant to the terms of the Note); (B) provided that the Company has complied with its obligation to give the New Issue Notice and the Closing Notice, any Conversion Notice (or modification to any previously delivered Conversion Notice) delivered to the Company after the Conversion Notice Delivery Deadline will be disregarded and will have no force or effect; (C) on or prior to the second (2nd) anniversary of the date hereof, if the Company shall, more than once, enter into any Definitive Agreement to, or otherwise propose to, issue or sell any Additional Shares for a consideration per Ordinary Share (on an as-converted basis) that is less than the Conversion Price with respect to any Note held by any Investor in effect on the date on which the Company fixes the issue price for such Additional Shares, this Section 1 shall apply to each such entry into Definitive Agreement, issuance or sale, and each applicable party hereto shall comply with its obligations pursuant to this Section 1 in connection with each such entry into Definitive Agreement, issuance or sale; and (D) if the transactions contemplated by the Definitive Agreement or the issuance or sale of any Additional Shares described in this Section 1 fail(s) to be consummated, neither the Company nor any Investor shall have the obligation to effect the Conversion pursuant to this Section 1. The Company shall take, or cause to be taken, all actions, execute and deliver, or cause to be executed and delivered, all documents and instruments (including any amendment to any Note(s) or any other Transaction Document) and to do, or cause to be done, all things necessary, proper, advisable or otherwise requested by any Investor to effect the Conversion in accordance with the foregoing.

For the purposes of this Section 1:

(a)             “Equity Securities” of the Company means any shares of capital stock, membership interests, profits interests, ownership interests, equity interests, registered capital, or other equity securities of the Company, or any right, warrant, option, call, commitment, note, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into or exchangeable or exercisable for any of the foregoing.

(b)             “Exempted Securities” means Ordinary Shares (and/or rights, options or warrants therefor) (including any of such shares which are repurchased) issued to officers, directors, employees and consultants of any Group Company pursuant to any share incentive plans of the Company approved in accordance with the Company’s the memorandum and articles of association and the Investors’ Rights Agreement.

2.                                      GENERAL PROVISIONS.

2.1             Governing Law; Third Party Rights; Arbitration. This letter agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Nothing in this letter agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective permitted successors and assigns and transferees, any rights or remedies under or by reason of this letter agreement, except as expressly provided in this letter agreement. Any Dispute shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. In the case of any Dispute, there shall be three arbitrators. The claimant(s) shall have the right to appoint one arbitrator, the respondent(s) shall have the right to appoint another arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. The seat of arbitration shall be Hong Kong. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this letter agreement or the transactions contemplated hereby.

2.2             Other Notes. At the request of any two of the Strategic Investor, WP and TPG, the Company shall grant the same rights as set out under Section 1 to each of Clearvue, Magic Carpet and EBF (and their respective successors and permitted assigns) with respect to the promissory notes dated June 11, 2019 issued to them pursuant to the Note Purchase Agreement, and shall take, or cause to be taken, all actions, execute and deliver, or cause to be executed and delivered, all documents and instruments, and to do, or cause to be done, all things necessary, proper, advisable or otherwise requested by such Investor to effect the grant of such rights.

2.3             Amendment. This letter agreement shall not be amended, changed or modified, except by another agreement in writing executed by the parties hereto.

2.4             Execution in Counterparts. For the convenience of the parties hereto and to facilitate execution, this letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one and the same instrument.

2.5             Incorporation of Terms.  The provisions of 8.5 (Binding Effect), 8.7 (Notices), 8.9 (Severability), 8.10 (Fees and Expenses), 8.11 (Confidentiality), 8.12 (Specific Performance), 8.14 (Headings) and 8.16 (No Waiver) of the Note Purchase Agreement shall be incorporated herein by reference and shall apply as if set forth in full herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

Regards,

Uxin Limited

By:	/s/Kun Dai
Name: Kun Dai
Title: Authorized Signatory

Accepted and agreed as of the date first written above.

Redrock Holding Investments Limited

By:	/s/Steven Glenn
Name: Steven Glenn
Title: Authorized Signatory

Accepted and agreed as of the date first written above.

TPG Growth III SF Pte. Ltd.

By:	/s/ Brandon Vongsawad
Name: Brandon Vongsawad
Title: Director

Accepted and agreed as of the date first written above.

58.com Holdings Inc.

By:	/s/ Jinbo Yao
Name: Jinbo Yao
Title: Authorized Signatory